 Exhibit 99.1

202 Pride Lane SW Decatur, AL 35603 (256) 350-3873 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2021 Third Quarter Financial Results

Sustainable Improvements and Continued COVID 19 Demand Lead to Third Quarter Records
for Revenues, Gross Margin, Operating Income, and Free Cash Flow

Revenues from International Markets Outpace Domestic Growth

Gross Margins of 52.3% Highest Level in Company History, up from 49.5% in 2Q21

Operating Leverage Drives Significantly Improved EBITDA and Free Cash Flow

Cash Jumps to $40.2 Million at 10/31/20, Up 15% from End of 2Q21

DECATUR, AL – December 10, 2020 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2021 third quarter ended October 31, 2020.

Fiscal 2021 Third Quarter Financial Results Highlights
●
Net sales for 3Q21 of $41.5 million, up 50.9% as compared with 3Q20 of $27.5 million
●
Gross profit for 3Q21 of $21.7 million, up 133% as compared with 3Q20 of $9.3 million
●
Gross margin as a percentage of net sales in 3Q21 was 52.3%, compared to 33.9% in 3Q20
●
Operating expenses of $9.2 million in 3Q21, up from $7.5 million in 3Q20; 3Q21 includes $0.7 million in non-cash expense for recapture of stock-based compensation dating back to 2018
●
Operating profit of $12.5 million in 3Q21, up 594% from $1.8 million in 3Q20
●
Net income of $9.3 million or $1.16 per basic common share in 3Q21, up from $1.1 million or $0.14 per basic common share in 3Q20
●
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* of $13.9 million in 3Q21, up 632% from $1.9 million in 3Q20
●
Capital expenditures for 3Q21 of $0.6 million, up from $0.1 million in 3Q20
●
Cash of $40.2 million at 10/31/20, up 175% from 1/31/20
●
Current ratio improves to 6.70:1 at 10/31/20, up 8.9% from 1/31/20
●
Company continues to have no debt
●
Stockholders’ equity of $113.6 million at 10/31/20, up $28.5 million from $85.1 million at 1/31/20

* EBITDA is a non-GAAP financial measure. Reconciliation is provided in the tables of this press release.

Management’s Comments

Charles D. Roberson, President and Chief Executive Officer of Lakeland Industries, stated, “The third quarter of fiscal 2021 for Lakeland further improved upon the record performance levels achieved earlier this year. We have demonstrated our ability to flex our global manufacturing capacity while supporting PPE demand around the world during these critical times. The Lakeland brand is strengthening as our reputation for reliable delivery and quality continues to grow, as evidenced by the unprecedented number of container shipment orders placed with us from new customers and existing customers alike. While we set a new standard of excellence for PPE manufacturers at the end of our second quarter, we have now exceeded that measure. More importantly we believe we will exit the COVID 19 era with critical market share gains and an enhanced visibility into sustainable improvements that are expected to significantly elevate our business performance from what was reported before the pandemic set in.

“Global economic activity began recovering in the third quarter which led to our traditional industrial business growing from the second quarter even though our base revenues remain below pre-pandemic levels. Our traditional core business touching industrial markets globally was off by an estimated 19% in the third quarter as compared to the prior year period but is expected to continue to improve from the lowest levels in the fiscal second quarter as COVID 19 sales taper off in the coming quarters. Amid the sequential quarter improvement, our traditional industrial business growth continues to be eclipsed by PPE demand for the COVID 19 response. For the fourth consecutive quarter, we experienced increased demand for our products relating to COVID 19. An estimated 35% of our fiscal 2021 third quarter sales are related to COVID 19 demand.

“Demand for disposable and chemical garments remains heightened, although the supply of product from manufacturers in key markets like the US has been catching up with demand. Pricing and order flow are expected to remain elevated from pre-pandemic levels but are expected to decline moderately through mid-2021. Lakeland grew total U.S. revenues by 18% from the second quarter and 20% from the third quarter of fiscal 2020, while delivering more meaningful international growth through our enviable competitive position as a leading global PPE manufacturer with highly resilient manufacturing. International sales in the third quarter increased by 19% sequentially from the second quarter and by 84% from the prior year period.

“We believe a new era of institutional cleaning and the need for PPE has begun to emerge and may provide for a large, permanent market opportunity long after the pandemic has subsided. Stockpiling requests for disposable and chemical apparel by government entities in the U.S., Europe and other developing countries have already been made public. Because we own our manufacturing and continue to invest in facilities, technology, processes and personnel, we have gained significant ground and are poised to further benefit from favorable market dynamics. This is evidenced by the substantial number of new customers we have amassed over the past 9 months and the significant increase in container-sized orders in the third quarter as we could deliver product when many others could not.

“Container shipments, higher consolidated volume, manufacturing efficiencies, and product mix management were the primary drivers of our gross profit as a percentage of sales, setting a company record in the third quarter. We have learned a lot during the past four quarters which we believe will provide for sustainable growth in revenue and profitability. Our strategy for elevating gross margins is making a lasting impact. Critical to this program has been a reduction of underperforming SKUs and the launch of new, higher margin product lines for Critical Environment and High Performance Wear. These higher value, advanced product lines are unique in the industry, so we expect less global competition as compared to lower priced traditional disposable garments. The target markets for both product lines are insensitive to economic trends and independent of Covid 19 response and therefore should serve as a solid platform for expansion of our core business product offering well into the future.

“Our growth plans call for continued investments to increase production capacity of new product lines in Vietnam, India and Mexico. To provide further manufacturing resiliency and flexibility, the capacity expansions will be fungible between our primary product lines for disposable, chemical and Critical Environment. This will complement existing methods of factory floor efficiencies which has been aided by our ERP system and data-centric planning processes. The ERP system has thus far been deployed within our US operations, with the international implementation spread over the coming quarters and expected to deliver incremental performance enhancements. Capital investments were $0.6 million in the third quarter and we plan to spend $2.0 million this fiscal year on investments in our technology platform and manufacturing capacity increases.

“In addition to these capital investments, we have bolstered our management team with the hiring of a global supply chain executive. This addition to our leadership team will help facilitate the growth of our business and our continued expansion. Amid these additions, our management of expenses remains impactful. On a GAAP basis, our operating profit as a percentage of sales set a record at 30.1%, up from 27.8% in the second quarter and 6.7% in the third quarter of the prior year. Excluding a non-cash expense pertaining to our stock compensation plan that pulls from inception in 2018, our adjusted operating margin would have been approximately 2 percentage points higher. Free cash flow for the quarter grew to a record $12.6 million.

“While delivering record financial performance, we are most grateful for the continued health and safety of our global team and their ability to service our growing base of customers. Lakeland’s business has benefited from the COVID 19 pandemic which has been leveraged to drive sustainable improvements in our base business and build a war chest of cash in excess of $40 million at the end of the third quarter. We are primed for continued growth on a traditional basis and for any emergency situations that may arise.”

Fiscal 2021 Third Quarter Financial Results

Net sales were $41.5 million for the three months ended October 31, 2020, as compared to $27.5 million for the three months ended October 31, 2019.

On a consolidated basis for the third quarter of fiscal 2021, domestic sales were $17.0 million or 41% of total revenues and international sales were $24.5 million or 59% of total revenues. This compares with domestic sales of $14.2 million or 52% of the total and international sales of $13.3 million or 48% of the total in the same period of fiscal 2020.

Similar to the fiscal second quarter, during the third quarter the Company experienced significant growth in disposable and chemical garments primarily relating to COVID 19 demand and as a result of cultivating new industrial customers who could not procure these products from incumbent manufacturers or their subcontractors. In addition, international sales accelerated from a resurgence of a second COVID wave, while global economic activity picked up from the first half of the fiscal year as many businesses, countries and industrial vertical markets eased earlier imposed temporary closures and lockdowns. Disposable and chemical garment sales increased year-over-year and sequentially from the second quarter of fiscal 2021 in all of the Company’s geographic markets. Lakeland’s ability to service this increased demand was supported by 100 additional workers hired in its Vietnam facility in addition to improved manufacturing efficiencies. Foreign exchange currency translations positively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in U.S. dollars by approximately $0.5 million in the fiscal third quarters of 2021 and 2020.

Gross profit of $21.7 million for fiscal 2021 third quarter increased from $9.3 million for the same period of the prior year. Gross profit as a percentage of net sales was 52.3% for the fiscal 2021 third quarter, an increase of over 18 percentage points from 33.9% a year ago. Gross margin in dollars benefited from higher volumes, overall improved factory utilization, favorable pricing and product mix. The higher gross margin as a percentage of sales reflects the contribution of successful execution of the Company’s strategies for sustainable improvements in profitability, substantially greater container shipments particularly for new industrial customers, select price increases, and manufacturing efficiencies stemming from increased production hours and reduced product variations to isolate higher production runs on fewer garment lines.

Operating expenses increased 23.2% to $9.2 million for the three months ended October 31, 2020 from $7.5 million for the three months ended October 31, 2019. Operating expenses as a percentage of net sales was 22.2% for the three months ended October 31, 2020, compared to 27.2% for the same period of the prior year. The key factors for the higher operating expenses were the increases in shipping and sales commissions/compensation on higher revenues and $0.7 million increase in non-cash expense for the recapture of stock-based compensation that had previously been reversed. The Company had previously reversed stock-based compensation for equity awards in prior years as it was estimated at the time that the Company was not likely to meet the performance thresholds required for vesting. Based on FY21 performance and associated benchmark achievements, this estimate was revised and, accordingly, the Company recognized the stock compensation expense associated with these awards. The total impact to operating expenses was $1.2 million between the third quarter of fiscal 2020 and the third quarter of fiscal 2021. Partially offsetting the higher expenses were operational efficiencies, ongoing expense management, and reduced travel, advertising and marketing due to COVID 19, with the latter category gradually increasing as the quarter progressed.

Lakeland reported operating profit of $12.5 million for the three months ended October 31, 2020, as compared to $1.8 million for the quarter ended October 31, 2019. Operating margins were 30.1% for the three months ended October 31, 2020, up from 6.7% for the third quarter of the prior fiscal year.

Income tax expense consists of federal, state and foreign income taxes. Income tax expense was $3.2 million for the three months ended October 31, 2020, compared to $0.7 million for the three months ended October 31, 2019. The Company’s NOL balance for U.S. taxes is estimated to be fully utilized in fiscal year 2021, and for state purposes is estimated to be $20.5 million at October 31, 2020. The higher income tax expense reflects the higher operating profit.

The Company reported net income of $9.3 million or $1.16 per basic and $1.14 per diluted share for the three months ended October 31, 2020, compared with $1.1 million or $0.14 per basic and diluted share in the prior year period. The improved results for three months ended October 31, 2020 as compared to the prior year period reflects higher sales, elevated gross margin, expense management and enhanced operating efficiencies due in part to the ERP system and factory utilization.

As of October 31, 2020, Lakeland had cash and cash equivalents of approximately $40.2 million, as compared to $34.9 million at July 31, 2020 and $14.6 million at January 31, 2020. The elevated cash balances are a result of increased profitability and free cash flow. Accounts receivable at October 31, 2020 of $26.8 million was up from $20.2 million at July 31, 2020 and $17.7 million at January 31, 2020 due to the increased level of sales. Days sales outstanding was approximately 53 at October 31, 2020, consistent with 53 days at July 31, 2020. Accounts payable and accrued liabilities at October 31, 2020 was $16.4 million, up from $16.2 million at July 31, 2020 and $10.9 million at January 31, 2020.

Working capital at October 31, 2020 was $101.0 million, up from $86.6 million at July 31, 2020 and $66.9 million at January 31, 2020. Lakeland’s $12.5 million revolving credit facility had no borrowings as of October 31, 2020, as the Company continues to have no debt.

The Company incurred capital expenditures of approximately $0.6 million during the third quarter of fiscal 2021, up from $0.1 million from the prior year period. Capital expenditures were $1.3 million in the first nine months of fiscal 2021, up from $0.7 million in the prior year period. Fiscal 2021 capital expenditures are expected to be approximately $2.0 million, as compared with $1.0 million for all of fiscal 2020. A portion of the fiscal 2021 spending is allocated toward the phased global rollout of the ERP system, but the majority will be targeted to capacity expansion and manufacturing efficiencies.

During the three-month period ended October 31, 2020, no shares were purchased as part of the Company’s $2.5 million stock buyback program approved on July 19, 2016. To date, $1.7 million has been spent to repurchase 152,801 shares, with $800,000 remaining available under the buyback program.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2021 third quarter financial results. The conference call will be hosted by Charles D. Roberson, President and CEO, and Allen E. Dillard, Chief Financial Officer. Investors can listen to the call by dialing 877-407-8033 (Domestic) or 201-689-8033 (International). For a replay of this call through December 17, 2020, dial 877-481-4010 (Domestic) or 919-882-2331 (International), Pass Code 39050.

About Lakeland Industries, Inc.:

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
256-445-4000	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
($000’s Except Share Information)

ASSETS	October 31,	January 31,
	2020	2020
Current assets
Cash and cash equivalents	$40,186	$14,606
Accounts receivable, net of allowance for doubtful accounts of $812 and $497 at October 31, 2020 and January 31, 2020, respectively	26,750	17,702
Inventories	44,978	44,238
Prepaid VAT and other taxes	1,238	1,228
Other current assets	2,805	2,033
Total current assets	115,957	79,807
Property and equipment, net	10,023	10,113
Operating leases right-of-use assets	2,266	2,244
Deferred tax assets	2,744	5,939
Prepaid VAT and other taxes	292	333
Other assets	99	98
Goodwill	871	871
Total assets	$132,252	$99,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,066	$7,204
Accrued compensation and benefits	3,629	1,300
Other accrued expenses	4,685	2,445
Current maturity of long-term debt	-----	1,155
Current portion of operating lease liabilities	925	835
Total current liabilities	17,305	12,939
Long-term portion of operating lease liabilities	1,326	1,414
Total liabilities	18,631	14,353
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 20,000,000 shares Issued 8,491,260 and 8,481,665; outstanding 7,982,018 and 7,972,423 at October 31, 2020 and January 31, 2020, respectively	85	85
Treasury stock, at cost; 509,242 shares	(5,023)	(5,023)
Additional paid-in capital	76,278	75,171
Retained earnings	44,818	17,581
Accumulated other comprehensive loss	(2,537)	(2,762)
Total stockholders' equity	113,621	85,052
Total liabilities and stockholders' equity	$132,252	$99,405

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($000’s Except Share Information)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019
Net sales	$41,451	$27,464	$122,054	$79,620
Cost of goods sold	19,763	18,166	60,882	52,349
Gross profit	21,688	9,298	61,172	27,271
Operating expenses	9,195	7,464	26,575	23,114
Operating profit	12,493	1,834	34,597	4,157
Other income (expense), net	12	(9)	49	(33)
Interest expense	(4)	(26)	(23)	(98)
Income before taxes	12,501	1,799	34,623	4,026
Income tax expense	3,237	653	7,386	1,950
Net income	$9,264	$1,146	$27,237	$2,076
Net income per common share:
Basic	$1.16	$0.14	$3.41	$0.26
Diluted	$1.14	$0.14	$3.36	$0.26
Weighted average common shares outstanding:
Basic	7,979,902	8,004,640	7,976,228	8,013,383
Diluted	8,123,848	8,035,929	8,110,435	8,044,159

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019

Net sales	$41,451	$27,464	$122,054	$79,620
Year over year growth	50.9%	14.4%	53.3%	7.6%
Gross profit	21,688	9,298	61,172	27,271
Gross profit %	52.3%	33.9%	50.1%	34.3%
Operating expenses	9,195	7,464	26,575	23,114
Operating expenses as a percentage of sales	22.2%	27.2%	21.8%	29.0%
Operating profit	12,493	1,834	34,597	4,157
Operating income as a percentage of sales	30.1%	6.7%	28.3%	5.2%
Interest expense	(4)	(26)	(23)	(98)
Other income net	12	9	49	(33)
Income before taxes	12,501	1,799	34,623	4,026
Income tax expense	3,237	653	7,386	1,950
Net income	$9,264	$1,146	$27,237	$2,076
Weighted average shares for EPS-Basic	7,980	8,005	7,976	8,013
Net income per share	$1.16	$0.14	$3.41	$0.26
Operating income	$12,493	$1,834	$34,597	$4,157
Depreciation and amortization	491	430	1,425	1,267
EBITDA	12,984	2,264	36,022	5,424
Stock-based compensation	854	(332)	1,263	(583)
Adjusted EBITDA	$13,838	1,932	$37,285	4,841
Cash paid for taxes (foreign)	650	271	2,376	1,202
Capital expenditures	585	104	1,325	689
Free cash flow	$12,603	$1,557	$33,584	$2,950

TTM Adjusted EBITDA	$39,562	$3,904	$39,562	$3,904
TTM cash paid for taxes (foreign)	2,874	1,543	2,874	1,543
TTM capital expenditures	1,669	1,565	1,669	1,565
TTM free cash flow	$35,019	$796	$35,019	$796

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019

Net Income to EBITDA
Net Income	$9,264	$1,146	$27,237	$2,076
Interest	4	26	23	98
Taxes	3,237	653	7,386	1,950
Depreciation and amortization	491	430	1,425	1,267

Other income (expense)	12	(9)	49	(33)
EBITDA	$12,984	$2,264	$36,022	$5,424
EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
Equity compensation	$854	$(332)	$1,263	$(583)

Adjusted EBITDA	$13,838	$1,932	$37,285	$4,841

Cash paid for taxes (foreign)	650	271	2,376	1,202
Capital expenditures	585	104	1,325	689
Free cash flow	$12,603	$1,557	$33,584	$2,950